UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 13, 2013

Revel AC, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

333-183492	27-4853856
(Commission File Number)	(IRS Employer Identification No.)

500 Boardwalk Atlantic City, New Jersey	08401
(Address of Principal Executive Offices)	(Zip Code)

(609) 572-6065

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On March 13, 2013, Revel AC, Inc. (the “Company”) entered into a fourth amendment (the “Fourth Amendment”) to the Credit Agreement, dated as of February 17, 2011 (as amended by that certain First Amendment to Credit Agreement, dated as of May 3, 2012, that certain Increase Joinder, dated as of May 3, 2012, that certain Second Amendment to Credit Agreement, dated as of August 22, 2012, and that certain Third Amendment to Credit Agreement dated as of December 20, 2012, the “Credit Agreement,” and as amended by the Fourth Amendment, the “Amended Credit Agreement”), among the Company, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto. Capitalized terms used herein without definition shall have the same meanings as set forth in the Amended Credit Agreement.

The Fourth Amendment amends the Credit Agreement to, among other things, allow the lenders under the Credit Agreement to, during the pendency of the case of the Company under chapter 11 of the bankruptcy code, sell participations in the Loans to competitors of the Company engaged in the business of operating or controlling a casino or convention, trade show or exhibition facility; provided, that (i) no single competitor group may own participations in excess of 5% of the Loans outstanding as of any time and (ii) no lender may disclose any material non-public information with respect to the Company, its subsidiaries and any of their respective securities to a competitor who is a participant or a prospective participant.

The foregoing description is not complete and is qualified in its entirety by the Fourth Amendment, which is filed herewith as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Fourth Amendment to Credit Agreement, dated as of March 13, 2013, among the Company, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEL AC, INC.

By:	/s/ Dennis E. Stogsdill
Name:	Dennis E. Stogsdill
Title:	Chief Restructuring Officer

Date: March 15, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Fourth Amendment to Credit Agreement, dated as of March 13, 2013, among the Company, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

4